Exhibit 99.1

Updated Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Where necessary, information for prior periods has been reclassified to conform to the consolidated financial statement presentation for the corresponding periods in the current fiscal year. During the first quarter of fiscal 2009, we revised our business segments to align with our strategic approach to the markets and customers we serve. We now report the financial information for our QNX business in our Other segment. The QNX business was previously reported in our Automotive segment. As a result, segment information for the prior period has been reclassified to reflect the new presentation.

The following discussion should be read in conjunction with the information presented in other sections of our Annual Report on Form 10-K for the year ended June 30, 2008, including “Item 1. Business,” “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data.” This discussion contains forward-looking statements which are based on our current expectations and experience and our perception of historical trends, current market conditions, including customer acceptance of our new products, current economic data, expected future developments, including foreign currency exchange rates, and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. See “Risk Factors” included in Item 1A of Part I of our Form 10-K for the year ended June 30, 2008.

We begin this discussion with an overview of our company to give you an understanding of our business and the markets we serve. We then discuss our critical accounting policies. This is followed by a discussion of our results of operations for the fiscal years ended June 30, 2008, 2007 and 2006. We include in this discussion an analysis of certain significant year-to-year variances included in our results of operations and an analysis of our restructuring program. We also provide specific information regarding our four business segments: Automotive, Consumer, Professional and Other. We then discuss our financial condition at June 30, 2008 with a comparison to June 30, 2007. This section contains information regarding our liquidity, capital resources and cash flows from operating, investing and financing activities. We complete our discussion with an update on recent developments and a business outlook for future periods.

Overview

We design, manufacture and market high-quality, high-fidelity audio products and electronic systems for the automotive, consumer and professional markets. We have developed, both internally and through a series of strategic acquisitions, a broad range of product offerings sold under renowned brand names in our principal markets. These brand names have a heritage of technological leadership and product innovation. Our four business segments, Automotive, Consumer, Professional and Other are based on the end-user markets we serve.

Automotive designs, manufactures and markets audio, electronic and infotainment systems for vehicle applications. Our systems are generally shipped directly to our automotive customers for factory installation. Infotainment systems are a combination of information and entertainment components that may include or control GPS navigation, traffic information, voice-activated telephone and climate control, rear seat entertainment, wireless Internet access, hard disk recording, MP3 playback and a premium branded audio system. We expect future infotainment systems to also provide driver safety capabilities such as lane guidance, pre-crash emergency braking, adaptive cruise control, and night vision. Automotive also provides aftermarket products such as personal navigation devices (“PNDs”) to customers primarily in Europe.

Consumer designs, manufactures and markets audio, video and electronic systems for multimedia, home and mobile applications. Multimedia applications include innovative accessories for portable electronic devices including music-enabled cell phones such as the iPhone, and MP3 players including the iPod. Our multimedia applications also include audio systems for personal computers. Home applications include systems to provide high-quality audio throughout the home and to enhance video systems such as home theatres. Aftermarket mobile products include speakers and amplifiers that deliver audio entertainment in the vehicle. Consumer products are primarily distributed through retail outlets.

Professional designs, manufactures and markets loudspeakers and electronic systems used by audio professionals in concert halls, stadiums, airports, houses of worship and other public spaces. We also develop products for recording, broadcast, cinema, touring and music reproduction applications. In addition, we have leading products in both the portable PA market and musician vertical markets serving small bands, DJs and other performers. A growing number of our products are enabled by our proprietary HiQnet protocol which provides centralized monitoring and control of both complex and simple professional audio systems.

Our Other segment includes the operations of the QNX business, which offers embedded operating system software and related development tools and consulting services used in a variety of products and industries. Our Other segment also includes compensation, benefit and occupancy costs for corporate employees.

Our products are sold worldwide, with the largest markets being the United States and Germany. In the United States, our primary manufacturing facilities are located in California, Kentucky, Missouri, Indiana and Utah. Outside of the United States, we have significant manufacturing facilities in Germany, Austria, the United Kingdom, Mexico, Hungary, France and China. During fiscal 2008, we announced a restructuring program that will reduce our manufacturing footprint and result in the closure of our Automotive manufacturing facilities in California and Indiana. We include further information regarding our restructuring program later in this discussion.

Our sales and earnings may vary due to the production schedules of our automotive customers, customer acceptance of our products, the timing of new product introductions, product offerings by our competitors and general economic conditions. Since our businesses operate using local currencies, our reported sales and earnings may also fluctuate due to foreign currency exchange rates, especially for the Euro.

On October 22, 2007, we announced that we had entered into an agreement with KKR and GSCP and companies formed by investment funds affiliated with KKR and GSCP, to terminate the merger agreement we had entered into with these parties in April 2007, without litigation or payment of a termination fee. In connection with the settlement, we sold $400 million of our 1.25 percent Convertible Senior Notes due 2012 (“Notes”).

The Board determined that this settlement would permit us to better focus our time and attention on operations and ongoing restructuring efforts by avoiding the cost and distraction involved in potentially protracted litigation with KKR and GSSP regarding the termination of the merger agreement. The proceeds from the sale of the Notes were used to repurchase an aggregate of 7,224,779 shares of our common stock through an accelerated share repurchase program.

In addition to terminating the merger agreement, we appointed new members to the executive management team and Board of Directors during fiscal year 2008. One of our primary focal points during the year was to develop a strategic plan that would optimize our manufacturing, engineering and administrative organizations. This plan also includes more aggressive penetration of emerging markets and matching our technology efforts with evolving market trends.

Our profitability was down in fiscal year 2008 due to lower gross profit margin, restructuring charges, higher warranty costs, continued high R&D to support the record number of launches in our Automotive division, and expenses related to the merger termination. The decrease in gross profit margin was primarily related to several new Automotive platform launches, called “Start of Production” (SOPs), which typically start their life cycle at their lowest margins, higher Automotive warranty costs and lower Consumer margins. We were also adversely affected by weakening economies in the U.S. and Europe. We believe fiscal 2009 will be a challenging year as we execute our strategic plan. However, we feel these initiatives are necessary to return our company to long-term profitable growth.

Critical Accounting Policies

The methods, estimates and judgments we use in applying our accounting policies, in conformity with generally accepted accounting principles in the United States (“GAAP”), have a significant impact on the results we report in our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The estimates affect the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Our accounting policies are more fully described in Note 1, Summary of Significant Accounting Policies, in the Notes to the Consolidated Financial Statements. However, we believe the following policies merit discussion due to their higher degree of judgment, estimation, or complexity.

Allowance for Doubtful Accounts

Our products are sold to customers in many different markets and geographic locations. Methodologies for estimating bad debt reserves include specific reserves for known collectibility issues and percentages applied to aged receivables based on historical experience. We must make judgments and estimates regarding account receivables that may become uncollectible. These estimates affect our bad debt reserve and results of operations. We base these estimates on many factors including historical collection rates, the financial stability and size of our customers as well as the markets they serve and our analysis of aged accounts receivable. Our judgments and estimates regarding collectibility of accounts receivable have an impact on our financial statements.

Inventory Valuation

The valuation of inventory requires us to make judgments and estimates regarding excess, obsolete or damaged inventories including raw materials, finished goods and spare parts. Our determination of adequate reserves requires us to analyze the aging of inventories and the demand for parts and to work closely with our sales and marketing staff to determine future demand and pricing for our products. We make these evaluations on a regular basis and adjustments are made to the reserves as needed. These estimates and the methodologies that we use have an impact on our financial statements.

Goodwill

We perform a goodwill impairment test on an annual basis. At June 30, 2008, our goodwill balance of $436.4 million was not impaired. We made this determination based upon a valuation of our reporting units, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. The valuation took into consideration various factors such as our historical performance, future discounted cash flows, performance of our competitors, market conditions and current market valuations of Harman and peer companies. We cannot predict the occurrence of events that might adversely affect the reported value of goodwill. These events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base, or a material negative change in our relationships with significant customers. Please refer to Note 4, Goodwill, in the Notes to our Consolidated Financial Statements for additional information regarding our goodwill balance and annual impairment test.

Pre-Production and Development Costs

We incur pre-production and development costs related to infotainment systems that we develop for automobile manufacturers pursuant to long-term supply arrangements. Portions of these costs are reimbursable under separate agreements and are recorded as unbilled costs on our balance sheet in other current assets and other assets. We believe that the terms of our supply contracts and established relationship with these automobile manufacturers reasonably assure that we will collect the reimbursable portions of these contracts. Accounting for development costs under the percentage of completion method requires us to make estimates of costs to complete projects. We review these estimates on a quarterly basis. Unforeseen cost overruns or difficulties experienced during development could cause losses on these contracts. Such losses are recorded once a determination is made that a loss will occur.

Warranty Liabilities

We warrant our products to be free from defects in materials and workmanship for periods ranging from six months to six years from the date of purchase, depending on the business segment and product. Our dealers and warranty service providers normally perform warranty service in field locations and regional service centers, using parts and replacement finished goods we supply on an exchange basis. Our dealers and warranty service providers also install updates we provide to correct defects covered by our warranties. Estimated warranty liabilities are based upon past experience with similar types of products, the technological complexity of certain products, replacement cost and other factors. If estimates of warranty provisions are no longer adequate based on our analysis of current activity, incremental provisions are recorded. We take these factors into consideration when assessing the adequacy of our warranty provision for periods still open to claim.

Income Taxes

Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax basis of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In determining the need for, and amount of, a valuation allowance, we consider our ability to forecast earnings, future taxable income, carryback losses, if any, and tax planning strategies. We believe the estimate of our income tax assets, liabilities and expense are critical accounting estimates because if the actual income tax assets, liabilities and expenses differ from our estimates the outcome could have a material impact on our results of operations.

Effective July 1, 2007, we adopted FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in our consolidated financial statements of tax positions taken or expected to be taken in a tax return. For tax benefits to be recognized under FIN 48, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The cumulative effect of applying the recognition and measurement provisions upon adoption of FIN 48 resulted in a decrease of $7.2 million of unrealized tax benefits to our balance of $31.2 million. This reduction was included as an increase to the July 1, 2007 balance of retained earnings.

Severance and Exit Costs

We recognize liabilities for severance and exit costs based upon the nature of the liability incurred. For involuntary separation programs that are conducted according to the guidelines of our written involuntary separation plan, we record the liability when it is probable and reasonably estimable in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. For involuntary separation programs that are conducted according to the provisions of collective bargaining agreements or statutes, we record the liability when it is probable and reasonably estimable in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. For one-time termination benefits, such as additional severance pay, and other exit costs, such as lease and other contract termination costs, the liability is measured and originally recognized at fair value in the period in which the liability is incurred, with subsequent changes recognized in the period of change, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

Stock-Based Compensation

On July 1, 2005, we adopted SFAS No. 123R, Share-Based Payment, using the modified prospective method. Prior to fiscal 2006, we used a fair value based method of accounting for share-based compensation provided to our employees in accordance with SFAS No. 123. The adoption of this revised standard did not have a material impact on our results of operations as we have recorded share-based compensation expense on a fair value basis for all awards granted on or after July 1, 2002. See Note 12, Stock Option and Incentive Plan, in the Notes to our Consolidated Financial Statements for additional information regarding our share-based compensation.

Results of Operations

Net Sales

Fiscal 2008 net sales were $4.113 billion, an increase of 16 percent compared to the prior year. The effects of foreign currency translation contributed approximately $275 million to the increase in net sales. Each of our four business segments had higher net sales in fiscal 2008 compared to the prior year. The strong growth in net sales was primarily due to full production of an infotainment system for Chrysler, higher infotainment systems sales to European automakers, and higher sales of professional audio products.

In fiscal 2007, net sales increased 9 percent to $3.551 billion when compared to the prior year. The effects of foreign currency translation contributed approximately $144 million during the year. The growth in net sales was primarily due to higher sales of infotainment systems to automotive customers, strong sales of multimedia products, and increased sales in the professional market.

We present below a summary of our net sales by business segment:

($000s omitted)	Fiscal 2008		Fiscal 2007		Fiscal 2006
Automotive	$2,929,269	71%	2,459,646	69%	2,208,322	68%
Consumer	531,283	13%	497,673	14%	492,977	15%
Professional	611,081	15%	560,656	16%	517,288	16%
Other	40,870	1%	33,169	1%	29,310	1%

Total	$4,112,503	100%	3,551,144	100%	3,247,897	100%

Automotive – Automotive net sales increased 19 percent in fiscal 2008 compared to the prior year. Foreign currency translation contributed approximately $229 million to the net sales increase compared to the prior year. Since a significant percentage of our sales are to customers in Europe, the majority of our foreign currency exposure is in the automotive segment. Net sales were higher in North America due to a full year of producing the MyGig infotainment system for Chrysler, our first infotainment system launch in North America. We also had higher infotainment system sales to Hyundai/Kia in support of their Genesis launch and we began producing infotainment systems for SsangYong during the year. Audio system sales to Toyota were higher than last year and we had increased shipments of Mark Levinson premium audio systems to Lexus. Additionally, we began a new relationship with Subaru late in fiscal 2008 providing the automaker with acoustic systems. Excluding foreign currency translation, sales in Europe were higher due to increased shipments of infotainment systems to Audi for the new A4 and A5 models. We also had higher sales to BMW supporting several mid-level platforms. These sales increases were partially offset by lower sales to Mercedes due to reduced E-Class production and price reductions. Aftermarket sales of PNDs in fiscal 2008 were also lower than the prior year and may continue to decline as a result of our decision to focus exclusively on the automotive aftermarket premium sector.

In fiscal 2007, Automotive net sales increased 11 percent compared to fiscal 2006. Foreign currency translation contributed approximately $122 million to the net sales increase compared to the prior year. The growth in net sales was primarily due to higher shipments of audio systems to Lexus for the LS460 and to Toyota for the Camry. We also had higher sales of infotainment system to Audi due to a full year of production of the Q7 platform. Infotainment system sales to Daimler were higher than the prior year due primarily to supplying the Mercedes-Benz GL Class. Automotive reported lower sales to BMW, Land Rover, Renault, Porsche and PSA Peugeot Citroën compared to the prior year. Sales of aftermarket products, particularly PNDs, were very strong during fiscal 2007.

Consumer – Consumer net sales increased 7 percent in fiscal 2008 compared to last year. Foreign currency translation contributed approximately $33 million to the net sales increase compared to the prior year. Sales were adversely affected by general economic weakness in North America and Europe. We also experienced significant competition in North America across multiple product categories including multimedia, which contributed to lower sales of iPod docking stations. In Europe, sales excluding foreign currency translation were higher than last year due to the popularity of certain Harman/Kardon electronic systems and increased sales of multimedia products.

Consumer net sales were 1 percent higher in fiscal 2007 compared to the prior year. Consumer reported higher multimedia sales in Europe, partially offset by lower multimedia sales in the United States. Multimedia products include popular accessories for the iPod such as the JBL OnStage and OnTime. Sales in the United States were adversely affected by substantial competition in this market. Sales of Harman/Kardon home electronic products were also higher in Europe but lower in the United States. Sales of traditional home loudspeakers were lower in both Europe and the United States. The decrease in U.S. sales was primarily due to our decision to exit distribution through a major North American retailer.

Professional – Professional net sales were 9 percent higher than fiscal 2007. Foreign currency translation contributed approximately $13 million to the net sales increase compared to the prior year. Sales growth was supported by an increasing number of HiQnet enabled products that provide audio professionals with a centralized point to monitor and control complex audio systems. JBL Pro had strong sales of products supporting the install, portable and tour sound markets. Harman Music Group had higher sales due to new product introductions. AKG sales of headphones and microphones were higher than in the prior year. Additionally, sales of Soundcraft and Studer mixing consoles were above last year, reflecting successful new product introductions.

In fiscal 2007, Professional net sales were 8 percent higher than fiscal 2006. Foreign currency translation contributed approximately $8 million to the net sales increase compared to the prior year. Professional sales growth was driven by new JBL Pro and Crown products as well as the introduction of new digital audio mixing consoles.

Other – Other net sales were 23 percent higher than fiscal 2007. Sales growth was due to increased sales in our QNX business which offers embedded operating system software and related development tools and consulting services used in a variety of products and industries.

Gross Profit

Gross profit margin in fiscal 2008 was 27.0 percent, a decrease of 7.1 percentage points compared to the prior year. The decrease in gross profit margin was primarily related to several automotive platform launches, increased shipments of lower margin mid-level infotainment systems to automotive customers, higher Automotive warranty costs, and lower Consumer margins in multiple product categories. Accelerated depreciation of $3.8 million related to restructuring programs contributed to the decrease in gross profit margin.

Fiscal 2007 gross profit margin decreased 1.4 percentage points from the prior year to 34.1 percent. The decline was primarily due to competition in the Consumer multimedia market. Automotive product mix and higher manufacturing costs also contributed to the decrease in gross profit margin. These lower margins were partially offset by increased margins in our Professional business.

A summary of our gross profit by business segment is presented below:

($000s omitted)	Fiscal 2008	Percent of net Sales	Fiscal 2007	Percent of net sales	Fiscal 2006	Percent of net sales
Automotive	$713,917	24.4%	846,443	34.4%	780,961	35.4%
Consumer	124,478	23.4%	126,392	25.4%	160,212	32.5%
Professional	243,499	39.8%	216,976	38.7%	193,129	37.3%
Other/Unallocated	27,512	67.3%	21,395	64.5%	18,268	62.3%

Total	$1,109,406	27.0%	1,211,206	34.1%	1,152,570	35.5%

Automotive – Automotive gross profit margin declined 10.0 percentage points in fiscal 2008. The decrease is primarily related to several platform launches, a higher portion of our sales for lower margin mid-level infotainment systems, higher warranty costs, and lower margins on PND sales. Automotive platform launches begin their life cycles at their lowest gross margins. As previously stated, sales growth was driven by infotainment system sales to Chrysler and BMW primarily for their mid-level vehicles. We also had lower sales to Mercedes due to a decrease in production for the E-Class and price reductions. Historically, sales of these high-level infotainment systems generated higher margins for our Automotive division. In fiscal 2008, our warranty liabilities increased $77.5 million partially due to an engineering change made on a product that has been in production for a number of years. Due to a supplier discontinuation, we implemented a new memory chip with existing software during the product’s life cycle. The software and memory chip combination developed an incompatibility over time.

In fiscal 2007, automotive gross profit margin decreased 1.0 percentage point compared to fiscal 2006. The decrease primarily resulted from higher manufacturing costs and product mix.

Consumer – In fiscal 2008, Consumer gross profit margin decreased 2.0 percentage points compared to the prior year. The gross profit margin was adversely affected by competitive pricing pressure, particularly in the multimedia market, and general economic weakness in North America and Europe. The mobile market has also become increasingly competitive and gross margins on PNDs and in-vehicle iPod adapters were pressured downward during the fiscal year.

Consumer gross profit margin declined 7.1 percentage points in fiscal 2007 compared to the prior year. Gross profit margins in fiscal 2006 were particularly high due to the success of high-margin multimedia products, including the JBL OnStage and OnTour. In fiscal 2007, increased competition in the multimedia market resulted in lower prices and margins compared to the prior year.

Professional – Professional gross profit margin improved 1.1 percentage points in fiscal 2008. The improvement was primarily due to higher sales of products enabled with the HiQnet protocol and manufacturing efficiency improvements. We have been able to lower certain costs on HiQnet products as we achieve economies of scale with additional product generations. Further initiatives to reduce manufacturing costs include the migration of some production from our Northridge, California facility to our expanded facility in Tijuana, Mexico.

Gross profit margin in fiscal 2007 was 1.4 percentage points higher than fiscal 2006. The improvement was due primarily to leveraging fixed costs against an increase in net sales. The introduction of high-margin products enabled with the HiQnet protocol in fiscal 2007 also contributed to the improvement in gross profit margin. In particular, Soundcraft/Studer introduced new digital mixing consoles that are produced in more efficient factories after significant investments in new technologies over the past few years. Professional’s overall gross profit margin improvement was partially offset by higher than expected material costs at Crown.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses, as a percent of net sales, were 23.6 percent in fiscal 2008 compared to 23.2 percent in the prior year. Research and Development (“R&D”) costs are the largest component of our SG&A expenses. In fiscal 2008, R&D costs were $395.9 million or 9.6 percent of net sales. These costs were $356.7 million or 10.0 percent of net sales in fiscal 2007. R&D costs were higher in fiscal 2008 to support infotainment system programs for automotive customers. We expect R&D costs as a percent of net sales to be approximately the same in fiscal 2009 as we continue to develop a record number of infotainment system programs in our Automotive division. Employee compensation and benefit costs are also included in SG&A expenses. We have recorded stock-based compensation expense under the fair value based method since fiscal 2003, including $23.7 million, $15.4 million and $16.6 million in fiscal years 2008, 2007 and 2006, respectively.

Our fiscal 2007 SG&A expenses were 23.2 percent of net sales, essentially flat to fiscal 2006. R&D costs were higher due to new infotainment systems development for automotive customers. However, SG&A as a percentage of sales was lower due to sales growth.

We incurred costs associated with restructuring programs in each of the past three fiscal years. These programs are designed to address our global footprint, cost structure, technology portfolio, human resources and internal processes. These costs are described under the caption Restructuring Programs later in this discussion.

Below is a summary of our SG&A expenses by business segment:

($000s omitted)	Fiscal 2008	Percent of net sales	Fiscal 2007	Percent of net sales	Fiscal 2006	Percent of net sales
Automotive	$599,131	20.5%	505,015	20.5%	433,818	19.6%
Consumer	131,932	24.8%	112,805	22.7%	109,399	22.2%
Professional	151,944	24.9%	136,008	24.3%	133,851	25.9%
Other/Unallocated	87,898	—	70,991	—	78,261	—

Total	$970,905	23.6%	824,819	23.2%	755,329	23.3%

Automotive – Automotive SG&A expenses were 20.5 percent of sales in fiscal 2008, which was flat compared to the prior year. R&D costs are the largest component of SG&A expenses. In fiscal 2008, Automotive R&D costs were $319.9 million or 10.9 percent of sales. During the prior year, R&D costs were $281.0 million or 11.4 percent of sales. Higher costs were incurred to develop and support 13 infotainment system launches occurring in fiscal years 2008 and 2009, a record number for the division. Automotive SG&A expenses also include restructuring charges of $24.7 million, $5.7 million and $7.3 million in fiscal years 2008, 2007 and 2006, respectively.

Consumer – SG&A expenses were 24.8 percent of Consumer sales in fiscal 2008, an increase of 2.1 percentage points compared to the prior year. Selling expenses and R&D costs are the most significant components of SG&A expenses. Selling expenses were 0.7 percentage points higher in fiscal 2008 primarily due to increased marketing efforts for multimedia products in response to general economic weakness and a competitive market. R&D costs were $36.1 million, $34.2 million and $36.3 million during fiscal years 2008, 2007 and 2006, respectively. Consumer SG&A expenses also include restructuring charges of $8.7 million, $1.0 million and $0.4 million in fiscal years 2008, 2007 and 2006, respectively.

Professional – Professional SG&A expenses as a percentage of sales were 24.9 percent in fiscal 2008, an increase of 0.6 percentage points compared to the prior year. Selling expenses and R&D costs are the most significant components of SG&A expenses. Selling expenses are incurred to support a broad range of branded audio products. These products are marketed to audio professionals for use in public places such as concert halls, stadiums and houses of worship. Selling expenses were $54.4 million, $49.6 million and $49.3 million in fiscal 2008, 2007 and 2006, respectively. A significant amount of R&D costs have been incurred to develop our HiQnet networking protocol and include it on new products. This protocol simplifies and centralizes the monitoring and control of complex professional audio systems. R&D costs in fiscal 2008, 2007 and 2006 were $36.9 million, $35.7 million and $33.2 million, respectively. Professional SG&A expenses include restructuring charges of $6.0 million, $0.4 million and $1.7 million in fiscal years 2008, 2007 and 2006, respectively.

Other – Other SG&A expenses primarily include compensation, benefit and occupancy costs for corporate employees and SG&A expenses associated with our QNX business. SG&A expense increased $16.9 million in fiscal 2008 compared to fiscal 2007 primarily due to $13.8 million of legal and advisory expenses incurred in fiscal 2008 associated with the termination of our proposed merger with a company formed by investment funds affiliated with KKR and GSCP and $2.8 million of restructuring expenses incurred in fiscal 2008 related to the consolidation of our corporate headquarters in Stamford, Connecticut. Other SG&A expenses decreased $7.3 million in fiscal 2007, compared to fiscal 2006, due to decreases in R&D and amortization expenses in our QNX business.

Restructuring Program

We announced a restructuring program in June 2006 designed to increase efficiency in our manufacturing, engineering and administrative organizations. The implementation of this program continued through fiscal years 2007 and 2008.

During the third quarter of fiscal 2008, we expanded our restructuring actions to improve global footprint, cost structure, technology portfolio, human resources, and internal processes. These programs will reduce the number of our manufacturing, engineering and operating locations. We also expect significant cost reductions through moves to low cost countries and optimization of various processes including quality and risk management.

We have announced plant closings in Northridge, California and Martinsville, Indiana. We have also closed a plant in South Africa and a small facility in Massachusetts. Our corporate headquarters is currently transitioning to Stamford, Connecticut.

In fiscal 2008, SG&A expenses included $42.2 million for our restructuring program. Cash paid for these initiatives was $14.1 million. In addition, we have recorded $3.8 million of accelerated depreciation in cost of sales.

Below is a rollforward of our restructuring accrual for fiscal years 2008, 2007 and 2006:

($000s omitted)	June 30, 2008	June 30, 2007	June 30, 2006
Beginning accrued liability	$7,527	8,533	—
Expense	42,192	7,071	9,499
Utilization	(14,118)	(8,077)	(966)

Ending accrued liability	$35,601	7,527	8,533

Please also see Note 14, “Restructuring Program” for additional information.

Operating Income

Fiscal 2008 operating income was $138.5 million or 3.4 percent of net sales. This represents a decrease of 7.5 percentage points compared to the prior year. The decrease in operating income was primarily due to lower gross profit margin, restructuring costs, and expenses related to the merger termination.

Our fiscal 2007 operating income was $386.4 million or 10.9 percent of net sales. This represented a decrease of 1.3 percentage points below fiscal 2006. The decrease in operating income was primarily driven by lower gross profit margin partially offset by lower SG&A, as a percentage of sales.

We present below a summary of our operating income by business segment:

($000s omitted)	Fiscal 2008	Percent of net sales	Fiscal 2007	Percent of net sales	Fiscal 2006	Percent of net Sales
Automotive	$114,786	3.9%	341,428	13.9%	347,230	15.7%
Consumer	(7,454)	(1.4)%	13,587	2.7%	50,813	10.3%
Professional	91,555	15.0%	80,968	14.4%	59,278	11.5%
Other	(60,386)	—	(49,596)	—	(60,080)	—

Total	$138,501	3.4%	386,387	10.9%	397,241	12.2%

Interest Expense

Interest expense, net, was $8.6 million in fiscal 2008 compared to $1.5 million in the prior year. Our net interest expense increased compared to the prior year due to the issuance of the $400 million senior convertible notes in October 2007. Our fiscal 2008 interest expense, net, included $9.2 million of interest income primarily related to interest on our cash and cash equivalents and short-term investment balances. In fiscal 2007 and 2006, interest income was $8.1 million and $12.2 million, respectively.

We had average borrowings outstanding of $401.0 million in fiscal 2008 compared to $170.2 million in fiscal 2007 and $342.0 million in 2006. Our weighted average interest rate in fiscal 2008 was 3.5 percent. In fiscal 2007 and 2006, the weighted average interest rates were 5.6 percent and 7.4 percent, respectively. Our fiscal 2008 weighted average interest rates have decreased compared to the prior year due to the coupon rate of 1.25% on our senior convertible notes.

Miscellaneous Expenses

We recorded miscellaneous expenses, net, of $5.4 million in fiscal 2008, compared to $2.7 million and $8.0 million in fiscal 2007 and 2006, respectively. The fiscal 2008 expense was comprised primarily of bank charges. Bank charges were $3.3 million, $2.6 million and $2.5 million in fiscal 2008, 2007 and 2006, respectively. In fiscal 2006, we incurred a $4.9 million expense for repurchase premiums associated with the buyback of over 90 percent of our then-outstanding senior notes. These premiums also include a charge on the termination of interest rate swap contracts.

Income Taxes

Our fiscal 2008 effective tax rate was 13.8 percent. The effective tax rate was lower than the prior year due to a significant reduction in German statutory tax rates and the effect of permanent deductions on lower pre-tax income. Also, in fiscal 2008 we settled a German tax audit on terms favorable to our previous estimates. Exclusive of restructuring and merger costs recorded during fiscal 2008, the tax rate was 20.9 percent.

The effective tax rates in fiscal 2007 and 2006, were 18.4 percent and 32.4 percent, respectively. In fiscal 2007, the tax rate was impacted by a $51 million net gain resulting from a court decision that allowed certain taxpayers to recognize additional foreign tax credits. The effective tax rate was also impacted by a $4 million tax charge resulting from a dividend from South Africa. In fiscal 2006, we repatriated $500 million from our foreign subsidiaries under the “American Jobs Creation Act of 2004.” This decision resulted in a $3.4 million tax charge.

Financial Condition

Liquidity and Capital Resources

We primarily finance our working capital requirements through cash generated by operations, borrowings under revolving credit facilities and trade credit, if needed. During fiscal 2008, cash was primarily used to make investments in our manufacturing facilities, make tax payments, primarily in Germany, and meet our working capital needs. Cash and cash equivalents were $223.1 million at June 30, 2008 compared to $106.1 million at June 30, 2007.

We will continue to have cash requirements to support seasonal working capital needs, investments in our manufacturing facilities, interest and principal payments, and dividend payments. We intend to use cash on hand, cash generated by operations and borrowings under our revolving credit facility to meet these requirements. We believe that cash from operations and our borrowing capacity, if needed, will be adequate to meet our normal cash requirements over the next twelve months.

Below is a more detailed discussion of our cash flow activities during fiscal 2008.

Operating Activities

Net cash provided by operating activities in fiscal 2008 was $316.8 million compared to $215.3 million in fiscal 2007. The increase in operating cash flows was primarily due to improved working capital management. Inventories were reduced significantly in fiscal 2008 despite higher sales volume.

Investing Activities

Net cash used in investing activities was $142.5 million in fiscal 2008, compared to $180.0 million in fiscal 2007. The fiscal 2008 activity primarily reflects investments in our manufacturing facilities and contingent purchase price consideration related to an acquisition made several years ago. Capital expenditures were $138.9 million in fiscal 2008 and $174.8 million in fiscal 2007. During fiscal 2008, we invested in customer tooling and other manufacturing equipment to support infotainment system programs for automotive customers. In addition, we made machinery and equipment investments in our new manufacturing facility in China. Capital expenditures were also used for new product tooling for consumer and professional products.

In fiscal 2007, we invested in the necessary equipment and tooling to begin production of infotainment systems in our Washington, Missouri facility. This facility was substantially complete at the end of fiscal 2006 but required additional investments in customer tooling equipment in fiscal 2007 to ramp-up production for Chrysler.

We expect capital expenditures in fiscal 2009 to approximate fiscal 2008 levels.

Financing Activities

Net cash flows used in financing activities were $64.8 million in fiscal 2008 compared to $222.7 million used in fiscal 2007. During fiscal 2008, we used $400 million to repurchase 7,224,779 shares of our common stock under two separate accelerated share repurchase agreements. Since the inception of our share repurchase program in June 1998 and including the shares acquired under the accelerated share repurchase agreements, we have acquired and placed into treasury 25,422,861 shares.

Our total debt was $428.0 million at June 30, 2008 primarily comprised of $400 million of 1.25 percent Convertible Senior Notes due in 2012 and $25.0 million under our revolving credit facility. We also had capital leases and other long-term borrowings of $3.0 million at June 30, 2008.

At June 30, 2007, our total debt was $76.5 million primarily comprised of borrowings of $55 million under our revolving credit facility and $16.5 million in outstanding principal amount of senior notes. The senior notes had a stated interest rate of 7.32 percent and were due on July 1, 2007. These notes were paid upon maturity. We also had capital leases and other long-term borrowings of $3.2 million at June 30, 2007. Short-term borrowings included in debt were $1.8 million at June 30, 2007.

We are party to a $300 million multi-currency revolving credit facility with a group of banks, which under certain circumstances could have been increased to $350 million. This facility expires in June 2010 and replaces the $150 million revolving credit facility that expired on August 14, 2005. On June 22, 2006, we amended and restated our multi-currency revolving credit facility. The Restated Credit Agreement, among other things, added Harman Holding GmbH & Co. KG (“Harman Holding”), a limited partnership organized under the laws of Germany and wholly-owned subsidiary of the Company, as an additional borrower. The maximum principal amount of borrowings permitted under the Restated Agreement remains at $300 million. The Restated Agreement also amends our conditional option to increase the maximum aggregate revolving commitment amount from $350 million to $550 million. At June 30, 2008, we had $25.0 million of borrowings under this credit facility and outstanding letters of credit of $6.0 million. Unused availability under the revolving credit facility was $269 million at June 30, 2008.

On October 23, 2007, we issued $400 million of 1.25 percent Convertible Senior Notes due 2012. The initial conversion rate is 9.6154 shares of common stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $104 per share). The conversion rate is subject to adjustment in specified circumstances as described in the indenture for the Notes. The Notes are convertible under the specified circumstances set forth in the indenture for the Notes.

Upon conversion, a holder will receive in respect of each $1,000 of principal amount of Notes to be converted an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in the indenture for the Notes and if the conversion value per Note exceeds $1,000, the Company will also deliver, at its election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to account separately for the liability and equity components of the instrument. The proposed transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. FSP APB 14-1 is effective for us on July 1, 2009. We expect the effect of adoption of FSP APB 14-1 to be dilutive to earnings per share.

Our long-term debt agreements contain financial and other covenants that, among other things, limit our ability to incur additional indebtedness, restrict subsidiary dividends and distributions, limit our ability to encumber certain assets and restrict our ability to issue capital stock of our subsidiaries. Our long-term debt agreements permit us to pay dividends or repurchase our capital stock without any dollar limitation provided that we would be in compliance with the financial covenants in our revolving credit facility after giving effect to such dividend or repurchase. We were in compliance with the terms of our long-term debt agreements at June 30, 2008, 2007 and 2006.

Contractual Obligations

We have obligations and commitments to make future payments under debt agreements and operating leases. The following table details our financing obligations by due date:

	Fiscal Year Ending June 30,
($000s)	2009	2010	2011	2012	2013	Thereafter	Total
Short-term borrowings (a)	$—	—	—	—	—	—	$—
Senior notes (b)	—	—	—	400,000	—	—	400,000
Capital leases (d)	555	577	474	479	—	—	2,085
Other long-term obligations (b)	84	96	25,100	105	110	372	25,867
Firm commitments for capital expenditures	22,351	—	—	—	—	—	22,351
Purchase obligations (c)	198,302	19,011	2	—	—	—	217,315
Non-cancelable operating leases (d)	43,776	38,104	29,002	18,295	18,367	33,988	181,532

Total contractual cash obligations	$265,068	57,788	54,578	418,879	18,477	34,360	$849,150

(a)	See Note 5 to the Consolidated Financial Statements.
(b)	See Note 6 to the Consolidated Financial Statements.
(c)	Includes amounts committed under enforceable agreements for purchase of goods and services with defined terms as to quantity, price and timing of delivery.
(d)	See Note 8 to the Consolidated Financial Statements.

Recent Developments

As previously announced, on June 30, 2008, Dr. Sidney Harman resigned as non-executive Chairman of the Board. Dr. Harman continues to be a member of our Board of Directors. However, he does not intend to stand for re-election to the Board at our next annual meeting. Dinesh Paliwal succeeded Dr. Harman as Chairman of the Board effective July 1, 2008.

As previously announced, restructuring of the Company’s Automotive division footprint was accelerated with the announcement of plant closings in Northridge, California and Martinsville, Indiana. The Company also closed its Consumer manufacturing facility in Bedford, Massachusetts. The Company has started the transfer of JBL production from Northridge, California to our plant in Tijuana, Mexico. We have also down-sized our factory in Motala, Sweden and closed our operations in South Africa. As previously mentioned, our PND business has been re-positioned and is exclusively focused on the Automotive aftermarket premium sector.

We also took several actions to outsource non-core activities. Highlights included outsourcing global IT infrastructure to Wipro Technologies and warehousing/distribution operations for Consumer and Professional Divisions to Ryder System.

We expanded our manufacturing capacity in Tijuana, Mexico and Szekesfehervar, Hungary, and have started production at a new factory in Suzhou, China.

Complementing these initiatives, we launched a detailed market opportunity assessment and channel strategy for China to accelerate the penetration of our premium brands and products in this large, fast-growing region.

Business Outlook

The Company has initiated a detailed five-year strategic planning process to address cost base and global competitiveness, including manufacturing footprint, procurement, technology portfolio, emerging market growth, and talent management. Plan highlights include defined reductions in the number of manufacturing, engineering and operating locations, global footprint optimization, and improved processes for forecasting, quality and risk management. As part of our implementation, the Company launched on July 1, 2008 a sweeping cost and productivity improvement program called “STEP Change.” This 24-month program, which is inclusive of previously announced initiatives, is expected to yield $400 million in sustainable annual savings beyond fiscal year 2010. We also plan to aggressively pursue emerging market opportunities and better match our technology efforts with evolving market trends. We believe fiscal 2009 will be a challenging year as we execute our strategic plan. However, we feel these initiatives are necessary to return our company to long-term profitable growth.